Exhibit 99.1

NEWS RELEASE

Tops Markets, LLC, PO Box 1027, Buffalo, NY 14240-1027

For more information contact:

Rick Mills, SVP & Chief Financial Officer

Phone: (716) 635-5000

Email: wmills@topsmarkets.com

FOR IMMEDIATE RELEASE

Tops Holding II Corporation Reports Record Sales in 2013

•	Fourth quarter inside sales increased 2.7% to $524.2 million; Full-year inside sales were up 5.4%

•	Successfully integrated 28 acquired supermarkets, opened two new locations and added four new fuel locations

•	Completed a management buyout of previous equity sponsors on December 1, 2013

WILLIAMSVILLE, NY, March 27, 2014 – Tops Holding II Corporation (“Tops”), the indirect parent of Tops Markets, LLC (“Tops Markets”), a leading supermarket retailer serving Upstate New York, Northern Pennsylvania and Vermont, today reported financial results for the fourth quarter and full year ended December 28, 2013. Included in the results are the 21 supermarkets acquired from GU Markets LLC in October 2012, all of which were rebannered to Tops stores in 2013, seven independent supermarkets acquired since December 2012 and four new supermarket openings since July 2012.

“Fiscal 2013 was a year of continued growth and change,” commented Frank Curci, Tops President and CEO. “We achieved record sales, expanded our footprint with the successful integration of 28 acquired supermarkets and further strengthened our existing portfolio with two new store openings, including the opening of our new specialty and gourmet food store, Orchard Fresh. We also announced and completed the acquisition of Tops by the current senior management team in December. We believe the return to local ownership provides added flexibility as we continue to grow and build on our past successes.”

Mr. Curci added, “As we enter 2014, our strategy hasn’t changed. We will continue to strengthen our brand by offering quality products at affordable prices and by making the necessary investments that improve the customer experience. We will also look to leverage our increased footprint and expect to continue to take an opportunistic approach to acquisitions.”

Fiscal 2013 Fourth Quarter Financial Results

Net sales increased 2.0%, or $11.1 million, to $571.3 million in the fourth quarter of 2013 from the prior-year period.

Inside sales increased 2.7%, or $13.8 million, to $524.2 million from the 2012 fourth quarter, and reflect the incremental contribution of $13.9 million from seven acquired supermarkets and two new supermarkets opened since December 2012. Same store sales were flat and were negatively impacted by the cannibalization of sales from new and acquired locations as well as sluggish economic conditions in areas of Tops’ footprint. Helping mitigate those impacts were targeted marketing and promotions aimed at driving organic performance and increasing foot traffic.

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Tops Holding II Corporation Reports Record Sales in 2013

March 27, 2014

Fuel sales of $47.1 million were down 5.3% from the fourth quarter of 2012 as the 7.6% decline in the retail price per gallon more than offset the 2.5% increase in the number of gallons sold. At the end of 2013, there were a total of 47 fuel locations in operation compared with 43 at the end of 2012.

Gross profit for the fourth quarter was $159.9 million, or 28.0% of net sales, compared with $154.5 million, or 27.6% of net sales, in the 2012 fourth quarter. The 40 basis points increase in margin was mainly due to mix as a larger portion of the recent period’s sales were from higher margin inside sales.

Total operating expenses in the 2013 fourth quarter were $162.7 million, or 28.5% of net sales, compared with $147.3 million, or 26.3% of net sales, in the prior-year period. This increase reflects Tops’ expansion and $15.8 million in transaction costs associated with the December 2013 management purchase of Tops (see “Management Purchase” below for details). As a result, Tops recorded an operating loss of $2.8 million during the fourth quarter of 2013 from operating income of $7.2 million in the 2012 fourth quarter.

Net interest expense increased $4.5 million to $17.9 million from the prior-year period due to higher debt levels as a result of financing activities in December 2012 and May 2013. Net loss for the fourth quarter was $19.5 million compared with $37.8 million in the 2012 fourth quarter, which included a $31.2 million loss on debt extinguishment.

Supplemental Reporting on EBITDA and Adjusted EBITDA

To provide investors with greater understanding of its operating performance, in addition to the results measured in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops provides supplemental reporting on EBITDA and Adjusted EBITDA, both non-GAAP measures.

Fourth quarter EBITDA was $13.8 million compared with a loss of $8.0 million in the 2012 fourth quarter, which reflects the $31.2 million loss on debt extinguishment. Fourth quarter Adjusted EBITDA was $29.1 million compared with $30.2 million in the prior-year period.

See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA, and the attached table for a reconciliation to GAAP.

Flexibility for Growth

Cash provided by operating activities was $59.7 million during 2013 compared with $87.0 million during 2012. The decrease was largely due to lower earnings, adjusted for non-cash income and expenses. As expected, Tops’ working capital requirements improved in the fourth quarter, during which cash provided by operating activities was $16.5 million, an increase of $9.0 million over the fourth quarter of 2012.

Capital expenditures were $54.2 million and $37.6 million for fiscal 2013 and 2012, respectively, and were largely related to new store openings, store remodels and fuel expansion. Tops also invested $6.0 million to acquire four supermarkets during May 2013 compared with $30.9 million for supermarket acquisitions in 2012. The Company anticipates investing between $40 million and $45 million in capital expenditures in 2014.

As of December 28, 2013, total debt including capital leases was $789.1 million, compared with $661.6 million at 2012 year-end, and reflects the $150 million in senior notes issued in May 2013. The unused availability under the Company’s revolving credit facility was $31.6 million, after giving effect to $17.6 million of letters of credit outstanding thereunder. Tops expects that cash generated from operations and availability under the revolving credit facility will provide significant flexibility in funding debt service requirements, investments in working capital, capital expenditures, acquisitions and other cash requirements for at least the next twelve months.

Fiscal 2013 Financial Results

Net sales were a record $2.48 billion, and increased $115.5 million, or 4.9%, from fiscal 2012. Inside sales grew $115.3 million to $2.26 billion in 2013, and reflect the contribution from acquired and new stores, partially offset by a 0.7% decrease in same store sales. Same store sales were impacted by the previously noted poor economic conditions and the cannibalization of sales from new and acquired locations. Fuel sales were relatively consistent at $219.0 million in 2013 as a 4.0% increase in the number of gallons sold was mostly offset by a 3.7% decline in the average retail price per gallon.

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Tops Holding II Corporation Reports Record Sales in 2013

March 27, 2014

Gross profit increased 5.6%, or $37.4 million, to $702.0 million in 2013. As a percentage of net sales, gross margin improved 20 basis points to 28.3% compared with 2012.

Operating income was $41.7 million compared with $68.6 million in the 2012 period, and reflects the transaction costs associated with the December 2013 management purchase of Tops, higher utility costs and increased stock-based compensation expense.

2013 net interest expense increased $12.0 million to $70.9 million from the prior year due to higher debt levels as a result of financing activities in December 2012 and May 2013. Net loss for 2013 was $29.2 million compared with a net loss of $23.0 million for 2012.

Management Purchase

On December 1, 2013, Tops MBO Corporation, which is owned by members of Tops’ management, acquired all of the stock of Tops held by Morgan Stanley Private Equity and certain other stockholders in a negotiated transaction (the “Management Purchase”). Management now beneficially owns all of the outstanding common stock of Tops.

Conference Call Details

Tops will host a conference call on Friday, March 28, 2014, beginning at 11:00 a.m. Eastern Time. During the call, management will review the financial and operating results for the fourth quarter and full year period and discuss Tops’ corporate strategy and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8560.

A telephonic replay will be available from 2:00 p.m. Eastern Time the day of the teleconference until Friday, April 11, 2014. To listen to a replay of the call, dial (858) 384-5517 and enter replay pin number 13577183.

About Tops Holding II Corporation

Tops is the parent of Tops Holding LLC and the indirect parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 155 corporate full-service supermarkets under the banners of Tops and Orchard Fresh, with an additional five supermarkets operated by franchisees. With approximately 15,100 associates, Tops is a leading full-service grocery retailer in Upstate New York, Northern Pennsylvania and Vermont. Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.

For more information about Tops Markets, visit the company’s website at www.topsmarkets.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently consider immaterial, occur, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to the following:

•	current economic conditions and the impact on consumer demand and spending and our pricing strategy;

•	pricing and market strategies, the expansion, consolidation and other activities of competitors, and our ability to respond to the promotional practices of competitors;

•	our ability to effectively increase or maintain our profit margins;

•	the success of our acquisition and remodel plans;

•	fluctuations in utility, fuel and commodity prices which could impact consumer spending and buying habits and the cost of doing business;

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Tops Holding II Corporation Reports Record Sales in 2013

March 27, 2014

•	risks inherent in our fuel station operations;

•	our exposure to local economies and other adverse conditions due to our geographic concentration;

•	risks of natural disasters and severe weather conditions;

•	supply problems with our suppliers and vendors;

•	our relationships with unions and unionized employees, and the terms of future collective bargaining agreements or labor strikes;

•	increased operating costs resulting from increase in minimum wage, rising employee benefit costs or pension funding obligations;

•	changes in, or the failure or inability to comply with, laws and governmental regulations applicable to the operation of our pharmacy and other businesses;

•	the adequacy of our insurance coverage against claims of our customers in connection with our pharmacy services;

•	estimates of the amount and timing of payments under our self-insurance policies;

•	risks of liability under environmental laws and regulations;

•	our ability to maintain and improve our information technology systems;

•	events that give rise to actual or potential food contamination, drug contamination or food-borne illness or any adverse publicity relating to these types of concerns, whether or not valid;

•	threats or potential threats to security;

•	our ability to retain key personnel;

•	risks of data security breaches or losses of confidential customer information;

•	risks relating to our substantial indebtedness;

•	claims or legal proceedings against us; and

•	other factors discussed under “Risk Factors” in our Special Report on Form 10-K for Fiscal 2013.

We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDA and Adjusted EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude certain non-cash items and items that are not indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting for future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and, with respect to EBITDA, makes it easier to compare our results with other companies that have different financing and capital structures. See the last page of this release for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, which we believe is net (loss) income.

FINANCIAL TABLES FOLLOW.

As discussed in our consolidated financial statements and elsewhere in our Special Report on Form 10-K for the year ended December 28, 2013, the application of push down purchase accounting as of the December 1, 2013 effective date of the Management Purchase resulted in a new basis of accounting. Accordingly, the consolidated financial statements in our Special Report on Form 10-K refer to Tops in the period prior to the acquisition as the “Predecessor Period” and in the period subsequent to the acquisition as the “Successor Period.” The following financial tables do not conform to this presentation in order to provide an easier view of the Company’s financial performance during the Fiscal 2013 periods presented.

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Tops Holding II Corporation Reports Record Sales in 2013

March 27, 2014

TOPS HOLDING II CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Quarter 4
	Fiscal 2013	Fiscal 2012	$ Change	% Change
Net sales	$571,301	$560,167	$11,134	2.0%
Cost of goods sold	(400,770)	(395,395)	(5,375)	(1.4)%
Distribution costs	(10,628)	(10,294)	(334)	(3.2)%

Gross profit	159,903	154,478	5,425	3.5%

Operating expenses:
Wages, salaries and benefits	(78,489)	(73,937)	(4,552)	(6.2)%
Selling and general expenses	(26,560)	(27,072)	512	1.9%
Administrative expenses (inclusive of stock-based compensation expense of $0 and $571)	(31,912)	(22,913)	(8,999)	(39.3)%
Rent expense, net	(6,246)	(5,838)	(408)	(7.0)%
Depreciation and amortization	(13,572)	(12,554)	(1,018)	(8.1)%
Advertising	(5,928)	(4,949)	(979)	(19.8)%

Total operating expenses	(162,707)	(147,263)	(15,444)	(10.5)%

Operating (loss) income	(2,804)	7,215	(10,019)	(138.9)%

Loss on debt extinguishment	—	(31,205)	31,205	N/A
Interest expense, net	(17,944)	(13,466)	(4,478)	(33.3)%

Loss before income taxes	(20,748)	(37,456)	16,708	44.6%

Income tax benefit (expense)	1,213	(347)	1,560	449.6%

Net loss	$(19,535)	$(37,803)	$18,268	48.3%

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Tops Holding II Corporation Reports Record Sales in 2013

March 27, 2014

TOPS HOLDING II CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Fiscal 2013	Fiscal 2012	$ Change	% Change
Net sales	$2,480,839	$2,365,339	$115,500	4.9%
Cost of goods sold	(1,729,764)	(1,654,093)	(75,671)	(4.6)%
Distribution costs	(49,052)	(46,663)	(2,389)	(5.1)%

Gross profit	702,023	664,583	37,440	5.6%

Operating expenses:
Wages, salaries and benefits	(341,834)	(320,626)	(21,208)	(6.6)%
Selling and general expenses	(116,721)	(99,841)	(16,880)	(16.9)%
Administrative expenses (inclusive of stock-based compensation expense of $3,826 and $1,451)	(97,547)	(82,404)	(15,143)	(18.4)%
Rent expense, net	(24,965)	(21,225)	(3,740)	(17.6)%
Depreciation and amortization	(56,447)	(52,617)	(3,830)	(7.3)%
Advertising	(21,208)	(19,314)	(1,894)	(9.8)%
Impairment	(1,620)	—	(1,620)	N/A

Total operating expenses	(660,342)	(596,027)	(64,315)	(10.8)%

Operating income	41,681	68,556	(26,875)	(39.2)%

Loss on debt extinguishment	—	(31,205)	31,205	N/A
Interest expense, net	(70,903)	(58,893)	(12,010)	(20.4)%

Loss before income taxes	(29,222)	(21,542)	(7,680)	(35.7)%

Income tax benefit (expense)	30	(1,408)	1,438	102.1%

Net loss	$(29,192)	$(22,950)	$(6,242)	(27.2)%

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Tops Holding II Corporation Reports Record Sales in 2013

March 27, 2014

TOPS HOLDING II CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	December 28, 2013	December 29, 2012
Assets
Current assets:
Cash and cash equivalents	$29,913	$32,422
Accounts receivable, net	64,521	53,475
Inventory, net	142,296	125,487
Prepaid expenses and other current assets	10,755	9,323
Income taxes refundable	110	237
Current deferred tax assets	6,129	1,924

Total current assets	253,724	222,868

Property and equipment, net	385,581	350,649
Goodwill	217,406	15,002
Intangible assets, net	193,339	74,498
Other assets	18,986	12,985

Total assets	$1,069,036	$676,002

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$79,700	$77,460
Accrued expenses and other current liabilities	98,231	75,740
Current portion of capital lease obligations	8,314	14,357
Current portion of long-term debt	2,309	2,271

Total current liabilities	188,554	169,828

Capital lease obligations	114,286	149,503
Long-term debt	664,186	495,446
Other long-term liabilities	31,470	38,871
Non-current deferred tax liabilities	52,244	5,626

Total liabilities	1,050,740	859,274

Shareholders’ equity (deficit):
Common shares ($0.001 par value; 300,000 authorized shares, 126,560 shares issued and outstanding as of December 28, 2013 and 144,776 shares issued and outstanding as of December 29, 2012)	—	—
Paid-in capital (deficit)	20,860	(100,077)
Accumulated deficit	(2,613)	(79,625)
Accumulated other comprehensive income (loss), net of tax	49	(3,570)

Total shareholders’ equity (deficit)	18,296	(183,272)

Total liabilities and shareholders’ equity (deficit)	$1,069,036	$676,002

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Tops Holding II Corporation Reports Record Sales in 2013

March 27, 2014

TOPS HOLDING II CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Fiscal 2013	Fiscal 2012
Cash flows provided by operating activities:
Net loss	$(29,192)	$(22,950)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	71,194	67,802
Share-based compensation expense	3,826	1,451
Amortization of deferred financing costs	3,249	2,847
Impairment	1,620	—
Deferred income taxes	(73)	1,364
LIFO inventory valuation adjustments	(660)	361
Loss on debt extinguishment	—	31,205
Other	(49)	(462)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(11,036)	2,545
Increase in inventory, net	(4,852)	(2,590)
(Increase) decrease in prepaid expenses and other current assets	(1,421)	4,005
Decrease in income taxes refundable	127	48
Increase in accounts payable	2,452	1,950
Increase (decrease) in accrued expenses and other current liabilities	23,599	(4,453)
Increase in other long-term liabilities	886	3,884

Net cash provided by operating activities	59,670	87,007

Cash flows used in investing activities:
Cash paid for property and equipment	(54,171)	(37,565)
Acquisition of other supermarkets	(5,995)	(3,304)
Acquisition of Grand Union supermarkets	—	(27,640)
Proceeds from insurable loss recovery	—	1,455

Net cash used in investing activities	(60,166)	(67,054)

Cash flows used in financing activities:
Borrowings on 2017 ABL Facility	408,400	35,000
Repayment on 2017 ABL Facility	(388,600)	—
Proceeds from long-term debt borrowings	148,500	460,000
Dividend to shareholders	(141,920)	(100,000)
Principal payments on capital leases	(14,083)	(13,318)
Deferred financing costs paid	(9,736)	(11,943)
Purchase of shares	(4,259)	—
Repayments of long-term debt borrowings	(280)	(350,452)
Stock option exercises	227	—
Change in bank overdraft position	(212)	(98)
Contribution to Tops MBO Corporation (financing fees)	(50)	—
Borrowings on 2013 ABL Facility	—	158,800
Repayments on 2013 ABL Facility	—	(163,800)
Debt extinguishment costs incurred	—	(20,901)

Net cash used in financing activities	(2,013)	(6,712)

Net (decrease) increase in cash and cash equivalents	(2,509)	13,241

Cash and cash equivalents—beginning of year	32,422	19,181

Cash and cash equivalents—end of year	$29,913	$32,422

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Tops Holding II Corporation Reports Record Sales in 2013

March 27, 2014

TOPS HOLDING II CORPORATION

RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	Quarter 4
	Fiscal 2013	Fiscal 2012	Fiscal 2013	Fiscal 2012
Net loss	$(19,535)	$(37,803)	$(29,192)	$(22,950)
Depreciation and amortization	16,651	16,018	71,194	67,802
Interest expense	17,944	13,466	70,903	58,893
Income tax (benefit) expense	(1,213)	347	(30)	1,408

EBITDA	13,847	(7,972)	112,875	105,153

Adjustments to EBITDA:
Management Purchase costs (a)	15,812	—	15,812	—
LIFO inventory valuation adjustments (b)	(700)	66	(660)	361
Share-based compensation expense (c)	—	5,930	10,893	7,293
Impairment (d)	—	—	1,620	—
Grand Union acquisition costs (e)	—	197	126	1,227
Insurance gain (f)	—	(217)	—	(1,169)
FTC review costs (g)	—	—	—	138
Loss on debt extinguishment (h)	—	31,205	—	31,205
Excess distribution expenses (i)	—	386	—	1,562
Penn Traffic settlement (j)	—	—	—	(1,183)
Closed store expense (k)	—	—	—	350
Other	107	596	1,140	997

Total adjustments to EBITDA	15,219	38,163	28,931	40,781

Adjusted EBITDA	$29,066	$30,191	$141,807	$145,934

Notes:

(a)	Legal and professional fees incurred in connection with the Management Purchase.

(b)	Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.

(c)	Compensation costs related to stock option grants, inclusive of cash bonus amounts.

(d)	Represents the write-off of the carrying value of software assets for which the future use is uncertain.

(e)	Legal and professional fees incurred in connection with the Grand Union acquisition.

(f)	Excess of realized insurance proceeds over recorded losses related to flood damage at a supermarket.

(g)	Legal and professional fees incurred in connection with the FTC’s review of the acquired Penn Traffic supermarkets.

(h)	Costs incurred in connection with the satisfaction and discharge of the company’s obligations under its $350.0 million senior secured notes, and the amendment and restatement of its asset-based revolving credit facility.

(i)	One-time C&S labor costs in connection with an IT system conversion and the transition of warehousing and distribution activities between two locations as part of a collective bargaining agreement between C&S and its union employees that serviced our supermarkets.

(j)	Reversal of a liability related to the transition services agreement following the acquisition of the Penn Traffic supermarkets in 2010.

(k)	Represents a reserve for remaining real estate obligations associated with a supermarket closed during 2012.

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